EXHIBIT 21
SUBSIDIARIES OF REGISTRANT

Subsidiary	State of Incorporation
West Suburban Bank	Illinois
West Suburban Insurance Services, Inc.	Illinois
WSUB Inc.	Illinois
Melrose Holdings, Inc.	Illinois

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